Exhibit 99.1

For Immediate Release

ESMARK INCORPORATED COMMENTS ON

OAO SEVERSTAL OFFER

WHEELING, WV, May 30, 2008 – Esmark Incorporated (NASDAQ: ESMK) (the “Company”) announced today, in response to OAO Severstal’s unsolicited tender offer to acquire all outstanding shares of Esmark common stock for $17.00 per share, that the Esmark Board of Directors will examine and consider the Severstal offer, consistent with its fiduciary duties and the Company’s obligations under its memorandum of agreement with Essar Steel Holdings Limited.

On or before June 13, 2008, Esmark will advise shareholders whether the Esmark Board recommends acceptance or rejection of the Severstal offer, expresses no opinion and remains neutral toward the Severstal offer or is unable to take a position with respect to the Severstal offer. Esmark urges its shareholders to take no action with respect to the Severstal offer until the Esmark Board makes its recommendation.

About Esmark Incorporated

Esmark Incorporated is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. Currently headquartered in Wheeling, WV, the Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The company’s products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate. More information about Esmark can be found at www.esmark.com.

Media Contacts: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com; Bill Keegan, Edelman, 312.927.8424 (mobile), bill.keegan@edelman.com

Investor Relations Contact: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com

-more-

Important Information

Esmark shareholders should read Esmark’s Solicitation/Recommendation Statement on Schedule 14D-9 when it is filed by Esmark with the Securities and Exchange Commission as it will contain important information. The Solicitation/Recommendation Statement and other public filings made from time to time by Esmark with the SEC are available without charge from the SEC’s website at www.sec.gov or from Esmark.

###